Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Senior Care Portfolio 1 in Calif.

SANTA ANA, Calif. (July 3, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced it has completed its acquisition of Senior Care Portfolio 1 with the addition of two skilled nursing facilities in California. The portfolio is comprised of an aggregate of six properties, including four in Texas, the acquisition of which closed in March 2008.

Located at 11900 Ramona Blvd. in El Monte and 1955 Lomita Blvd., in Lomita, each of the California properties comprises one single-story skilled nursing facility. The two properties total approximately 71,000 square feet of gross leasable area and are 100 percent leased to North American Healthcare. In total, the California properties include 219 licensed patient beds.

“These two properties complete the addition of Senior Care Portfolio 1 to the Grubb & Ellis Healthcare REIT portfolio,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “With these assets, the REIT continues to diversify its quickly expanding portfolio.”

The two California properties of Senior Care Portfolio 1 were acquired from HCP, Inc. (NYSE: HCP). Grubb & Ellis Healthcare REIT financed this acquisition through an unsecured note from an affiliate and cash on hand.

As of June 20, 2008, Grubb & Ellis Healthcare REIT has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of

2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 30, 2008, has made 36 geographically-diverse acquisitions for a total of 109 buildings valued at approximately $790 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance and diversity that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in California; the strengths and financial condition of Senior Care Portfolio 1; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.